UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 30, 2018

Ranger Energy Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001‑38183	81‑5449572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 1000 Houston, Texas 77024 (Address of Principal Executive Offices)
(713) 935-8900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 30, 2018, the board of directors (the “Board”) of Ranger Energy Services, Inc. (the “Company”) voted to increase the size of the Board from eight directors to nine directors, and appointed Michael C. Kearney to the Board to fill the newly created vacancy. The Board also appointed Mr. Kearney to the audit committee of the Board. Mr. Kearney will serve until the Company’s 2019 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. The Company has agreed to compensate Mr. Kearney with an annual retainer of $100 thousand as well as reimbursement for certain reasonable expenses in connection with his service. In addition the Company will grant Mr. Kearney equity awards on an annual basis. There are currently no arrangements of understandings between Mr. Kearney and any other person pursuant to which Mr. Kearney was appointed to serve as a member of the Board. The Company is not aware of any transaction involving Mr. Kearney requiring disclosure under Item 404(a) of Regulation S-K.
Mr. Kearney is currently serving as Frank’s International’s Chairman, President and Chief Executive Officer, a position he has held since September 2017. Mr. Kearney has served as a member of Frank’s International Supervisory Board since 2013 and has over 25 years of upstream energy executive and board experience in the oil services sector. Mr. Kearney was appointed to Frank’s International Supervisory Board in 2013 and was Lead Supervisory Director from May 2014 until December 31, 2015, when he was named Chairman. In addition, Mr. Kearney has served on the Frank’s International Audit Committee from 2013 until 2017 and the Frank’s International Compensation Committee from 2014 until 2016.
Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately held oilfield services company which was engaged in the manufacture of flexible composite pipe used in offshore oil and gas production, from September 2009 until June 2013, and served as the Chief Financial Officer of DeepFlex Inc. from January 2008 until September 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President—Administration of Hydril Company. In addition to his executive experience, Mr. Kearney’s oilfield services experience extends to serving on the board of directors of Core Laboratories from 2004 until 2017, most recently as its Lead Director, and serving on the Board and Audit Committee of Fairmount Santrol from 2015 until its merger with Unimin Corporation in 2018.  Mr. Kearney received a Bachelor of Business Administration degree from Texas A&M University, as well as a Master of Science degree in Accountancy from the University of Houston. The Company believes Mr. Kearney’s experience in the oil and gas industry and his experience serving on the board of directors of other companies bring valuable experience to the Board.
In connection with his appointment, the Company and Mr. Kearney entered into an indemnification agreement which requires the Company to indemnify him to the fullest extent permitted under Delaware law against liability that may arise by reason of his service as a director, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of the indemnification agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 8.01     Other Events.
On July 30, 2018, the Company issued a press release announcing matters described under Item 5.02 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is being filed herewith:

Exhibit Number	Exhibit Title
10.1 †	Indemnification Agreement, dated as of July 30, 2018, by and between the Company and Michael C. Kearney.
99.1	Press Release, dated July 30, 2018.
______________________________
† Compensatory plan or arrangement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGER ENERGY SERVICES, INC.
Date: July 30, 2018
By:    /s/ J. Brandon Blossman
Name:    J. Brandon Blossman

Title:	Chief Financial Officer